Exhibit 99.1

Media Contact:

Susan Aspey

saspey@uti.edu

Universal Technical Institute, Inc. Announces Next Phase of “North Star Strategy”

to Accelerate Growth, Diversification and Optimization

Strategy expected to deliver approximately 10 percent revenue CAGR and expand Adjusted EBITDA margin to nearly 20 percent through fiscal 2029

PHOENIX (August 5, 2024)—Universal Technical Institute, Inc., a leading workforce solutions provider, today announced the next phase of its “North Star Strategy” to accelerate the company’s mission to close the skilled workforce gap in America. The core tenets of the strategy—growth, diversification and optimization—are the foundation for initiatives across the company’s two divisions of Universal Technical Institute (UTI), which offers transportation, skilled trades and energy education programs; and Concorde Career Colleges, which specializes in the dental, nursing, and allied health professions.

The second phase of the North Star Strategy is expected to deliver approximately 10% revenue CAGR and expand its Adjusted EBITDA margin to nearly 20 percent through fiscal 2029.

“Five years ago, we launched the first phase of the North Star Strategy with a singular vision: to realize the company’s fullest potential as a partner in solving the country’s shortage of skilled collar workers,” said Jerome Grant, CEO, Universal Technical Institute. “We achieved significant milestones in the years since, including nearly tripling the number of campus locations and more than doubling the number of students we serve; more than doubling our revenue; and a more than five times increase in our profitability.”

Grant continued, “As we near the successful implementation of the first phase of the strategy, our company is stronger, more diverse and resilient. We are now prepared to embrace the ambitious agenda we have set for the strategy’s second phase, which we believe will significantly increase the company’s value through impressive revenue growth and expanded profitability.”

Added Todd Hitchcock, EVP and Chief Strategy and Transformation Officer, “As we realize the success of this first phase, we are strongly positioned to explore additional opportunities to support the critical need for highly trained, skilled collar workers in the United States. Pending regulatory approval, we expect to launch a minimum of six programs annually at our existing campuses beginning in fiscal year 2025 and open at least two new campuses each year between fiscal years 2026 and 2029, which includes expanding Concorde’s campus offerings and footprint.”

Under the leadership of CEO Grant and his senior management team, the company completed the acquisitions of MIAT College of Technology and Concorde to expand its education offerings and geographic reach; established two new UTI campuses in Austin, Texas and Miramar, Fla.; substantially increased the number of employer partnerships; and received multiple awards honoring its curriculum and student outcomes. As a result, revenue and adjusted EBITDA have grown from $331 million and $17 million, respectively, in fiscal year 2019 to $725 million and $103 million, respectively, in fiscal year 2024, per the midpoint of the company’s last published guidance.

“As we implement the second phase of our strategy, we will opportunistically explore additional strategic acquisitions that are consistent with our mission, which would further enhance our planned growth trajectory,” said Grant. “Taken together, the three tenets of our strategy will allow us to reach even more students with industry-aligned workforce programs that demonstrate strong student outcomes, while also increasing the financial strength of the company.”

On Tuesday, August 6, CEO Grant and CFO Troy Anderson will host a conference call to discuss the financial and operational results for the fiscal third quarter that ended on June 30, 2024. They also will discuss the key elements of the North Star Strategy and related expectations over the next five years. More information about the call is available here.

For more information about Universal Technical Institute, Inc., visit investor.uti.edu.

About Universal Technical Institute, Inc.

Universal Technical Institute, Inc. (NYSE: UTI) provides students with the practical skills and knowledge required by employers. Founded in 1965, the company has grown into a national network of campuses offering programs through its two divisions of UTI and Concorde Career Colleges. The UTI division focuses on transportation, skilled trades and energy education programs. The Concorde division specializes in nursing, dental and allied health professions. Under the leadership of CEO Jerome Grant, UTI is recognized for its excellence in career education and its impact on workforce development. For more information, visit www.uti.edu or www.concorde.edu, visit us on LinkedIn at @UniversalTechnicalInstitute and @Concorde Career Colleges, or on X (formerly Twitter) @news_UTI or @ConcordeCareer.

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